UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2005

Sara Lee Corporation

(Exact name of registrant as specified in charter)

Maryland	1-3344	36-2089049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Three First National Plaza, Chicago, Illinois 60602-4260

(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 726-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On February 10, 2005 the Corporation filed a Form 8-K that announced a transformation plan designed to improve the Corporation’s performance and better position it for long-term growth. In that announcement the Corporation indicated, among other things, that (i) over a period of several years, steps would be taken to reduce the cost structure of the business and improve operational efficiency, and (ii) over the life of the transformation plan, employee transition costs were estimated to be $250 million.

As a result of actions taken under the transformation plan, in the fourth quarter of fiscal 2005 the Corporation will recognize a pretax charge of $122 million related to exit and disposal activities. Of this total, $113 million relates to the planned termination of 1,956 employees and $9 million relates to the exit of leases and other contracts. All of these actions will result in cash expenditures and are expected to be completed in fiscal 2006. The after tax impact of this charge is $81 million.

Item 2.06 Material Impairments

As part of the transformation plan, the Corporation is exploring the sale of its European Apparel business and is initiating actions to dispose of certain other businesses in order to concentrate financial and management resources on a smaller number of businesses that are better positioned for increased growth.

As a result of actions taken under the transformation plan, in the fourth quarter of fiscal 2005 the Corporation will recognize a pretax charge of approximately $350 million to reflect the impairment of goodwill, intangibles and property used in the Corporation’s European Apparel and U.S. Retail Coffee businesses. In late June, the Corporation received non-binding indications of interest from third parties for the Corporation’s European Apparel business and a third party valuation of the U.S. Retail Coffee operations and conducted an impairment review of both businesses. This review was completed on July 15. The after tax impact of this charge is approximately $290 million. This charge will not result in the expenditure of cash and is incremental to the amounts described in the Corporation’s February 10, 2005 announcement. As of the end of fiscal 2005 the U.S. Retail Coffee asset group did not qualify as being held for sale under the provisions of SFAS No. 144. Should this asset group meet the “held for sale” criteria at a future date, a portion of the goodwill associated with the Corporation’s U.S. Coffee reporting unit will be allocated to the assets held for disposal, and an additional impairment charge may result. Due to the fact that the structure and timing of a future transaction is not known at this time, it is currently not possible to determine the amount of any future impairment.

Item 7.01 Regulation FD Disclosure

On July 20, 2005, the Corporation issued a press release relating to the charges described in this Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by this reference. The information contained in the press release filed as Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and it shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1     Press release dated July 20, 2005

2

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2005

SARA LEE CORPORATION
(Registrant)

By:	/s/ Wayne R. Szypulski
Senior Vice President and Controller (Principal Accounting Officer)